UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2009

Pacific Gold Corp.

(Exact name of registrant as specified in its charter)

Nevada	000- 32629	98-0408708
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 South Meadows Parkway Suite 20 Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  888-257-4193

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 — Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 21, 2009, Pacific Gold Corp. (the “Company”) filed a Certificate of Designation, Preferences and Rights of Series A Preferred Stock of Pacific Gold Corp. (the “Certificate of Designation”) with the Secretary of State of the State of Nevada, which authorizes the Company to issue up to 322,727 shares of Series A Preferred Stock. The Series A Preferred Stock has the same rights with respect to liquidation as those of the Company’s common stock and will vote with the common stock on an as converted basis. Subject to the terms of the Certificate of Designation, the Series A Preferred Stock is convertible (at a 1:1,000 ratio) into 322,727,000 shares of common stock, subject to adjustment for stock splits and similar events. A copy of the Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 3.02 – Unregistered Sales of Equity Securities

On September 21, 2009, the Company issued a total of 322,727 shares of Series A Preferred Stock as follows: 127,273 shares were issued to Mitchell Geisler, a director and the Company’s Chief Operating Officer, in full payment of $280,000 of earned but unpaid salary owed to Mr. Geisler, 150,000 shares to Robert Landau, a director and the Company’s Chief Executive Officer, in full payment of $330,000 of earned but unpaid salary owed to Mr. Landau and 45,454 shares to ZDG Investments Limited, an entity controlled by Messers. Geisler and Landau, in full payment of $100,000 of owed but unpaid rent owed to ZDG Investments.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 21, 2009, Jacquelyn Glazer resigned from her position as the Company’s Chief Financial Officer, effective immediately.

The information with respect to the compensation of Mitchell Geisler and Robert Landau called for by this item and contained in Item 3.02, is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

EXHIBIT NO.	DESCRIPTION
3.1	Certificate of Designation, Preferences and Rights of Series A Preferred Stock of Pacific Gold Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Gold Corp.
Date: September 22, 2009	By:	/s/ Robert Landau
Robert Landau
Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
3.1	Certificate of Designation, Preferences and Rights of Series A Preferred Stock of Pacific Gold Corp.